EXHIBIT 99.1

                  Susan B. Railey
                  For shareholders and securities brokers
                  (301) 255-4740
                  James T. Pastore
                  For news media
                  (202) 546-6451                     FOR IMMEDIATE RELEASE


 CRIIMI MAE Sets Record and Meeting Dates for Special Meeting to Approve Merger

ROCKVILLE, MD, November 15, 2005 - The board of directors of CRIIMI MAE Inc. (NYSE:CMM) set a November 28, 2005 record date for shareholders entitled to vote at the special meeting of common shareholders to be held at the Benjamin Hotel, New York, New York, on Wednesday, January 18, 2006 at 10:00 a.m.

At the meeting, common shareholders will vote on the proposed acquisition of CRIIMI MAE by CDP Capital - Financing Inc., a subsidiary of Caisse de depot et placement du Quebec. Under the terms and subject to the conditions of the definitive agreement and plan of merger, an indirect subsidiary of CDP Capital - Financing, will be merged with and into CRIIMI MAE and CRIIMI MAE's outstanding shares of common stock will each be converted into $20.00 in cash (the "Merger").

Proxy materials describing the proposed Merger are anticipated to be mailed to shareholders on or about December 2, 2005.

For further information, shareholders and securities brokers should contact Susan Railey at (301) 255-4740, e-mail shareholder@criimi.com, and news media should contact James Pastore, Pastore Communications Group LLC at (202) 546-6451, e-mail pastore@ix.netcom.com.

Note: Forward-looking statements or statements that contain the words "believe," "anticipate," "expect," "contemplate," "may," "will" and similar projections contained in this release involve a variety of risks and uncertainties. These risks and uncertainties include the risk that the proposed transaction described above may fail to be approved by shareholders, the conditions to the closing may not be satisfied or that the benefits of such transaction fail to be realized; as well as the risks and uncertainties that are set forth from time to time in the Company's SEC reports, including its Annual Report on Form 10-K for the most recent year and Quarterly Report on Form 10-Q for the most recent quarter. Such statements are subject to these risks and uncertainties, which could cause actual results to differ materially from those anticipated. CRIIMI MAE assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

In connection with the proposed merger, on November 3, 2005, CRIIMI MAE Inc. filed a preliminary proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by us at the SEC's website at http://www.sec.gov. The definitive proxy statement and such other documents may also be obtained for free from us by directing such request to: CRIIMI MAE Inc., 11200 Rockville Pike, Rockville, Maryland 20852, Attention:
Investor Services, telephone: 301-255-4740 or 1-800-CMM-0535. We and our directors, executive officers and other members of our management and employees may be deemed to be participants in the solicitation of proxies from our stockholders in connection with the proposed merger. Information concerning the interests of these participants in the solicitation is set forth in our preliminary proxy statement previously filed with the SEC.

                                       ###